Exhibit 99.1

Interlink Electronics Reports Fourth Quarter and Full Year 2024 Results

FREMONT, Calif., Mar. 27, 2025 – Interlink Electronics, Inc. (Nasdaq: LINK) (“Interlink” or the “Company”), a world-leading provider of sensors and printed electronic solutions that support a wide range of applications including Human-Machine Interface devices and Internet-of-Things solutions, today reported financial results for the quarter and year ended December 31, 2024.

Fourth Quarter 2024 and Recent Operational Highlights

•	Acquired UK-based Conductive Transfers Limited and its affiliate, Global Print Solutions Limited, including their patented processes for integrating electronics with textiles to create functional e-textiles and wearable technology. The strategic acquisition enhances Interlink's capabilities in the high-growth market of wearables and smart textiles, expanding its product offerings across various sectors, including apparel, healthcare, medical, and automotive.

•	Awarded a $400,000 SBIR Phase II grant from NIST to advance high-volume manufacturing techniques for printed gas sensors. This funding will support the development of automated production tools and testing methods essential for scaling sensor output to over 10 million units annually, targeting expanded applications in consumer markets.

•	Awarded a $150,000 SBIR Phase I grant from NASA to develop integrated systems and predictive models for early identification of factors affecting air quality. This initiative highlights Interlink's expertise in gas sensor research and aims to create accurate, low-power, and cost-effective outdoor air quality monitoring nodes that seamlessly integrate with NASA's Remote Sensing Network.

•	Unveiled the 110-37x sensor family at CES 2025, introducing industry-first electrochemical sensors capable of detecting Tert-Butyl Mercaptan (TBM) and Tetra-Hydrothiophene (THT), compounds added to natural gas for leak detection. These sensors aim to enhance safety in domestic, commercial, and industrial environments by providing automated and reliable detection of natural gas odorants.

•	Strengthened its leadership team with the appointment of Lars Timmer as Senior Business Development Manager in Europe and the promotions of Declan Flannery to VP of Strategic Alliances and Dr. Sreeni Rao to VP of Product Management. These moves support the company’s strategic growth across global markets and product lines.

•	Designated its new Fremont, California (Silicon Valley) facility, which drives gas sensor and instrument R&D and product development, as its corporate headquarters.

Management Commentary

“2024 marked the beginning of an exciting new chapter for Interlink, driven by continued innovation, key leadership appointments, and the strategic acquisition of Conductive Transfers Limited,” said Steven N. Bronson, Chairman, President, and CEO of Interlink Electronics. “With Conductive Transfers, we’ve expanded into the high-growth market of e-textiles and wearables, broadening our product offerings across healthcare, apparel, automotive, and more. We also made significant advancements in our sensor technologies, underscored by multiple government grants and the launch of our groundbreaking 110-37x gas sensor family at the outset of 2025.

“As we look toward 2025, we remain focused on driving growth across all divisions of the company. After a year of significant progress, our product portfolio is now strategically positioned for organic growth as we unlock synergies across our network and leverage common sales partners to broaden our footprint. The designation of our Fremont facility as our corporate headquarters further strengthens our presence in the heart of Silicon Valley and supports our global expansion efforts.

“With a strong capital position, a unified leadership team, and growing demand for our advanced sensor and printed electronics solutions, we believe we are well positioned to deliver long-term value for our shareholders.”

Consolidated Financial Results

(Amounts in thousands except per share data and percentages)

	Three Months Ended December 31,				Year Ended December 31,
	2024	2023	$ ∆	% ∆	2024	2023	$ ∆	% ∆
Revenue	$2,986	$3,538	$(552)	(15.6)%	$11,679	$13,940	$(2,261)	(16.2)%
Gross profit	$1,183	$1,452	$(269)	(18.5)%	$4,846	$6,559	$(1,713)	(26.1)%
Gross margin	39.6%	41.0%			41.5%	47.1%
Loss from operations	$(510)	$(570)	$60	10.5%	$(2,050)	$(439)	$(1,611)	(367.0)%
Net loss	$(413)	$(448)	$35	7.8%	$(1,984)	$(383)	$(1,601)	(418.0)%
Net loss applicable to common stockholders	$(513)	$(548)	$35	6.4%	$(2,384)	$(783)	$(1,601)	(204.5)%
Earnings (loss) per common share – diluted	$(0.05)	$(0.06)	$0.01	16.7%	$(0.24)	$(0.08)	$(0.16)	(200.0)%
Adjusted EBITDA	$(233)	$(1)	$(232)		$(1,081)	$447	$(1,528)

Fourth Quarter 2024 Financial Results

Revenue was $3.0 million, compared to $3.5 million in the fourth quarter of 2023. The decrease was primarily driven by lower shipments of traditional force-sensor products, partially offset by higher sales in our Gas and Environmental Sensors division and increased sales of printed electronics and other products at our Calman Technology subsidiary. Revenue was also impacted by fluctuations in customer demand, which can vary from period to period based on customers’ order flow and production cycles, affecting both the timing and volume of orders.

Gross profit margin was 39.6%, compared to 41.0% in the year-ago period. The decline was primarily due to lower revenue and a less favorable product mix.

Net loss for the fourth quarter was $413,000, an improvement from a net loss of $448,000 in the same period of 2023. The year-over-year improvement was primarily driven by lower intangible asset amortization expenses related to Calman Technology, as the fourth quarter of 2023 included a $329,000 cumulative catch-up amortization recorded following the finalization of the valuation report and purchase price allocation.

Adjusted EBITDA, a non-GAAP financial metric, was $(233,000) compared to $(1,000) in the fourth quarter of 2023.

Full Year 2024 Financial Results

Revenue was $11.7 million, compared to $13.9 million in the prior year. The decrease was primarily driven by lower shipments of traditional force-sensor products, partially offset by higher sales in the Gas and Environmental Sensors division and increased sales of printed electronics and other products at Calman. Revenue was also impacted by fluctuations in customer demand, which can vary from period to period based on customers’ order flow and production cycles, affecting both the timing and volume of orders.

Gross profit margin was 41.5%, compared to 47.1% in 2023. The decline was primarily due to lower revenue and a less favorable product mix.

Net loss was $2.0 million, compared to $383,000 in the prior year. The increase was primarily driven by lower revenue and gross profit, partially offset by reduced compensation costs due to a smaller workforce and lower professional services expenses.

Adjusted EBITDA, a non-GAAP financial metric, was $(1.1) million, compared to $447,000.

About Interlink Electronics, Inc.

Interlink Electronics is a leading provider of sensors and printed electronic solutions, boasting nearly 40 years of success in delivering mission-critical technologies across diverse markets. Our blue-chip customers benefit from our robust instruments and printed electronics solutions, which span various markets, including industrial, medical, consumer, and automotive. Our expertise in materials science, manufacturing, embedded electronics, firmware, and software enables us to create custom solutions tailored to our customers’ unique needs.

We serve our international customer base from our corporate headquarters and proprietary gas sensor production and product development facility in Fremont, California (Silicon Valley area); our Global Product Development and Materials Science Center and distribution and logistics center in Camarillo, California; and our advanced printed-electronics manufacturing facilities in Shenzhen, China; Irvine, Scotland; and Barnsley, England.

For more information, please visit www.InterlinkElectronics.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements in this press release include statements about our acquisition strategy and prospects, the potential for sales and product development associated with SBIR grants, opportunities for organic growth and synergies, and our projections for growth in demand and sales. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the company’s forward-looking statements include, among other things, the following: our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measure

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with United States generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measure: Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We define Adjusted EBITDA for a particular period as net income (loss) before interest, taxes, depreciation and amortization, and as further adjusted for stock-based compensation expense.

We use this non-GAAP financial measure for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business operating results, such as amortization expense related to our recent acquisitions. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting, and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe this non-GAAP financial measure is useful to investors both because (1) is allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) it is used by our investors to help them analyze the health of our business.

There are a number of limitations related to the use of non-GAAP financial measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.

Company Contact:

Interlink Electronics, Inc.

Steven N. Bronson, CEO

LINK@IESensors.com

805-623-4184

Investor Relations Contact:

Gateway Group

Matt Glover and Clay Liolios

LINK@IESensors.com

949-574-3860

INTERLINK ELECTRONICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	December 31,	December 31,
	2024	2023

	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$2,950	$4,304
Accounts receivable, net	1,612	2,167
Inventories	2,009	2,476
Prepaid expenses and other current assets	328	381
Total current assets	6,899	9,328
Property, plant and equipment, net	411	313
Intangible assets, net	1,874	2,654
Goodwill	2,658	2,461
Right-of-use assets	1,064	143
Deferred tax assets	82	83
Other assets	128	80
Total assets	$13,116	$15,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$573	$464
Accrued liabilities	377	492
Lease liabilities, current	352	126
Accrued income taxes	88	293
Total current liabilities	1,390	1,375

Long-term liabilities
Lease liabilities, long term	777	33
Deferred tax liabilities	456	626
Total long-term liabilities	1,233	659
Total liabilities	2,623	2,034

Stockholders’ equity
Preferred stock	2	2
Common stock	10	10
Additional paid-in-capital	62,313	62,279
Accumulated other comprehensive income	15	200
Accumulated deficit	(51,847)	(49,463)
Total stockholders’ equity	10,493	13,028
Total liabilities and stockholders’ equity	$13,116	$15,062

INTERLINK ELECTRONICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

	(in thousands, except per share data)
Revenue, net	$2,986	$3,538	$11,679	$13,940
Cost of revenue	1,803	2,086	6,833	7,381
Gross profit	1,183	1,452	4,846	6,559
Operating expenses:
Engineering, research and development	480	561	2,052	2,326
Selling, general and administrative	1,213	1,471	4,844	4,672
Total operating expenses	1,693	2,032	6,896	6,998
Loss from operations	(510)	(580)	(2,050)	(439)
Other income (expense), net	64	10	93	164
Loss before income taxes	(446)	(570)	(1,957)	(275)
Income tax expense (benefit)	(33)	(122)	27	108
Net loss	$(413)	$(448)	$(1,984)	$(383)

Net loss applicable to common stockholders	$(513)	$(548)	$(2,384)	$(783)
Earnings (loss) per common share – basic and diluted	$(0.05)	$(0.06)	$(0.24)	$(0.08)
Weighted average common shares outstanding – basic and diluted	9,864	9,860	9,862	9,887

INTERLINK ELECTRONICS, INC.

RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO CONSOLIDATED ADJUSTED EBITDA

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

	(in thousands)
Net loss	$(413)	$(448)	$(1,984)	$(383)
Adjustments to arrive at earnings before interest, taxes, depreciation, and amortization (EBITDA):
Interest income	(8)	(26)	(54)	(155)
Income tax expense (benefit)	(33)	(122)	27	108
Depreciation expense	32	75	143	200
Amortization expense	182	520	753	662
EBITDA	(240)	(1)	(1,115)	432
Adjustments to arrive at Adjusted EBITDA:
Stock-based compensation expense	7	—	34	15
Adjusted EBITDA	$(233)	$(1)	$(1,081)	$447